SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2002

Clarion Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-24690 (Commission File Number)	91-1407411 (I.R.S. Employer Identification No.)

38 West Fulton, Suite 400, Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

(616) 233-6680
(Registrant's telephone number,
including area code)

Item 5. Other Events

On April 10, 2002, Clarion Technologies, Inc. entered into an agreement for the sale of certain of its assets and real property located in Montpelier, Ohio and used in its business of manufacturing and selling custom injection molded interior and exterior plastic components and related value added work by the heavy truck, automotive and related industries. The sale of the Montpelier facility was consummated on April 29, 2002. In addition, on April 26, 2002 the senior lenders to Clarion Technologies, Inc. and certain subsidiaries extended the senior debt maturity date to June 28, 2002.

Clarion Technologies Inc.‘s press release, dated May 13, 2002, relating to the sale of the Montpelier facility and the restructuring of the terms of its debt, is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 13, 2002	CLARION TECHNOLOGIES, INC.
By: /s/ William Beckman William Beckman President

::ODMA\PCDOCS\GRR\695876\1

EXHIBIT 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: TERRI STREELMAN
(616) 233-6680

CLARION TECHNOLOGIES ANNOUNCES SALE OF MONTPELIER, OHIO FACILITY AND EXTENSION OF SENIOR DEBT

Grand Rapids, MI (May 13, 2002) - Clarion Technologies, Inc. (OTCBB: CLAR.OB) announced today that it has completed the previously announced sale of its manufacturing facility located in Montpelier, Ohio. The purchase price was approximately $14 million.

“This sale is expected to allow Clarion to focus manufacturing and technical resources on our two primary markets, automotive and consumer products,” said Tom Wallace Chief Operating Officer. “This focus should allow Clarion to better serve current and future customers requirements”.

Clarion also announced today an extension of its senior debt maturity date to June 28, 2002. The company is currently negotiating additional extensions with its lenders and expects those negotiations to be successful.

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan and South Carolina with approximately 145 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Terri Streelman at (616)233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual result to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to negotiations with Clarion’s lenders, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 29, 2001 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.